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                                                                         NSAR ITEM 77O

                                                                     VKAC Municipal Trust
                                                                      10f-3 Transactions

  UNDERWRITING #          UNDERWRITING             PURCHASED FROM         AMOUNT OF SHARES      % OF UNDERWRITING   DATE OF PURCHASE
                                                                              PURCHASED


         1              PR Highway 4.75%           Merrill Lynch              20,000,000                1.760%        02/19/98
         2              PR Highway 5.0%            Merrill Lynch              10,000,000                0.880%        02/19/98
         3               New York City              Smith Barney               3,000,000                0.290%        02/14/98
         4            Emp. St. Dev. Corp.           PaineWebber                5,000,000                2.550%        02/26/98

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